Exhibit 10.2

Insider Letter Acknowledgement and Agreement

Reference is made to the letter agreement delivered to GP Investments Acquisition Corp. (the “Company”), dated May 19, 2015 and attached hereto as Exhibit A (the “Insider Letter”). In exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned acknowledges and agrees as follows: (i) he is an Insider (as such term is defined in the Insider Letter) for the purposes of the Insider Letter and (ii) to be bound by the terms of the Insider Letter as they relate to directors and Insiders (as such term is defined in the Insider Letter) of the Company.

This acknowledgement and agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to such state’s principles of conflicts of law that would cause the laws of any other jurisdiction to apply.

Agreed and acknowledged this 18th day of December 2015.

DIRECTOR

/s/ Alexandre Hohagen
Alexandre Hohagen

Acknowledged and Agreed:
GP Investments Acquisition Corp.

By:	/s/ Antonio Bonchristiano
Name:	Antonio Bonchristiano
Title:	Chief Executive Officer & Chief Financial Officer

Exhibit A – Insider Letter

May 19, 2015

GP Investments Acquisition Corp.

150 E. 52nd Street, Suite 5003

New York, NY 10022

Re:	Initial Public Offering

Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into or proposed to be entered into by and between GP Investments Acquisition Corp., a Cayman Islands exempted company (the “Company”), and Citigroup Global Markets Inc. (the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of 17,250,000 of the Company’s units (including up to 2,250,000 Units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one of the Company's ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), and one-half of one warrant. Each warrant (each, a “Warrant”) entitles the holder thereof to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment. The Units shall be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”) and the Company shall apply to have the Units listed on the Nasdaq Capital Market. Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GPIC, Ltd. (the “Sponsor”) and the undersigned individuals, each of whom is a director or member of the Company’s management team (each, an “Insider” and collectively, the “Insiders”), hereby agrees with the Company as follows:

1.   The Sponsor and each Insider agrees that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any Ordinary Shares owned by it, him or her in favor of any proposed Business Combination and (ii) not redeem any Ordinary Shares owned by it, him or her in connection with such shareholder approval.

2.   The Sponsor and each Insider hereby agrees that in the event that the Company fails to consummate a Business Combination within 24 months from the closing of the Public Offering, or such later period approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association, the Sponsor and Insiders shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter subject to lawfully available funds therefor, redeem 100% of the Ordinary Shares sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish all Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. The Sponsor and each Insider agrees to not propose any amendment to the Company’s amended and restated memorandum and articles of association that would affect the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within 24 months from the closing of the Public Offering, unless the Company provides its public shareholders with the opportunity to redeem their Ordinary Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding public shares.

The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares. The Sponsor and each Insider hereby further waives, with respect to any Ordinary Shares held by it, him or her, if any, any redemption rights it, he or she may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase Ordinary Shares (although the Sponsor and Insiders shall be entitled to redemption and liquidation rights with respect to any Ordinary Shares (other than the Founder Shares) it or they hold if the Company fails to consummate a Business Combination within 24 months from the date of the closing of the Public Offering).

3.  Notwithstanding the provisions set forth in paragraphs 7(a) and (b) below, during the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider shall not, without the prior written consent of Citigroup Global Markets Inc., (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, with respect to any Units, Ordinary Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares owned by it, if any, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, Ordinary Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares owned by it, if any, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement, specified in clause (i) or (ii). Each of the Insiders and the Sponsor acknowledges and agrees that, prior to the effective date of any release or waiver, of the restrictions set forth in this paragraph 3 or paragraph 7 below, the Company shall announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if the release or waiver is effected solely to permit a transfer not for consideration and the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

4.  In the event of the liquidation of the Trust Account, the Sponsor (which for purposes of clarification shall not extend to any shareholders, members or managers of the Sponsor) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company or (ii) a prospective target business with which the Company has entered into an acquisition agreement (a “Target”); provided, however, that such indemnification of the Company by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent public accountants) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Sponsor shall not be responsible to the extent of any liability for such third party claims. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies the Company in writing that it shall undertake such defense.

5.  To the extent that the Underwriters do not exercise their over-allotment option to purchase up to an additional 2,250,000 Ordinary Shares within 45 days from the date of the Prospectus (and as further described in the Prospectus), the Sponsor agrees that it shall forfeit, at no cost, a number of Founder Shares in the aggregate equal to 562,500 multiplied by a fraction, (i) the numerator of which is 2,250,000 minus the number of Ordinary Shares purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 2,250,000. All references in this Letter Agreement to shares of the Company being forfeited shall take effect as surrenders for no consideration of such shares as a matter of Cayman Islands law. The forfeiture will be adjusted to the extent that the overallotment option is not exercised in full by the Underwriters so that the pre-offering shareholders will own an aggregate of 20.0% of the Company’s issued and outstanding Ordinary Shares after the Public Offering. The Sponsor further agrees that to the extent that the size of the Public Offering is increased or decreased, the Company will purchase or sell Ordinary Shares or effect a share repurchase or share capitalization, as applicable, immediately prior to the consummation of the Public offering in such amount as to maintain the ownership of the pre-offering shareholders prior to the Public Offering at 20.0% of its issued and outstanding Ordinary Shares upon the consummation of the Public Offering. In connection with such increase or decrease in the size of the Public Offering, then (A) the references to 2,250,000 in the numerator and denominator of the formula in the first sentence of this paragraph shall be changed to a number equal to 15% of the number of shares included in the Units issued in the Public Offering and (B) the reference to 562,500 in the formula set forth in the immediately preceding sentence shall be adjusted to such number of Ordinary Shares that the Sponsor would have to return to the Company in order to hold (with all of the pre-offering shareholders) an aggregate of 20.0% of the Company’s issued and outstanding shares after the Public Offering.

6. (a) The Sponsor and each Insider hereby agrees not to participate in the formation of, or become an officer or director of, any other blank check company unless the Company has failed to complete a Business Combination within 24 months after the closing of the Public Offering. Such restriction does not preclude the Sponsor from pursuing limited partnership interests in asset management companies.

(b) The Sponsor and each Insider hereby agrees and acknowledges that: (i) each of the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsor or Insider of his, her or its obligations under paragraphs 1, 2, 3, 4, 5, 6(a), 7(a), 7(b), and 9 of this Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7. (a) The Sponsor and each Insider agrees that it, he or she shall not Transfer (as defined below) any Founder Shares until one year after the completion of the Company’s initial Business Combination or earlier if, subsequent to the Business Combination, (x) the last sale price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination or (y) the date following the completion of the Company’s initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (the “Founder Shares Lock-up Period”).

(b)  The Sponsor and each Insider agrees that it, he or she shall not effectuate any Transfer of Private Placement Warrants or Ordinary Shares issued or issuable upon the conversion of the Private Placement Warrants, until 30 days after the completion of a Business Combination (the “Private Placement Warrants Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c)   Notwithstanding the provisions set forth in paragraphs 7(a) and (b), Transfers of the Founder Shares, Private Placement Warrants and Ordinary Shares issued or issuable upon the exercise or conversion of the Private Placement Warrants and that are held by the initial purchasers of the Private Placement Warrants or their permitted transferees (that have complied with this paragraph 7(c)), are permitted (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Sponsor or their affiliates, or any affiliates of the Sponsor; (b) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, transfers pursuant to a qualified domestic relations order; (e) transfers by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (f) transfers by virtue of the laws of Bermuda or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; (g) transfers in the event of the Company's liquidation prior to the completion of an initial Business Combination; and (h) in the event of the Company's completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Company's shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of the Company's initial Business Combination; provided, however, that in the case of clauses (a) through (f), these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

8. The Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the undersigned’s background. Each Insider’s questionnaire furnished to the Company is true and accurate in all respects. Each Insider represents and warrants that: the undersigned is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; the undersigned has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and the undersigned is not currently a defendant in any such criminal proceeding.

9. Except as disclosed in the Prospectus, neither the Sponsor or any Insider nor any affiliate of the Sponsor or any Insider, nor any director or officer of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds of the Public Offering held in the Trust Account prior to the completion of the initial Business Combination: repayment of a loan and advances of an aggregate of $100,000 made to the Company by the Sponsor; repayment of an advance of $16,321 to our Sponsor; payment to an affiliate of the Sponsor for office space, utilities and secretarial support for a total of $10,000 per month; reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination, and repayment of loans, if any, and on such terms as to be determined by the Company from time to time, made by the Sponsor or certain of the Company’s officers and directors to finance transaction costs in connection with an intended initial Business Combination, provided, that, if the Company does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by the Company to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $1,000,000 of such loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants.

10. The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as a director on the board of directors of the Company and hereby consents to being named in the Prospectus as a director of the Company.

11. As used herein, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Founder Shares” shall mean the 4,312,500 Ordinary Shares beneficially held by the Sponsor's wholly owned subsidiary GPIAC, LLC (or 3,750,000 shares if the over-allotment option is not exercised by the Underwriters) for an aggregate purchase price of $25,000, or approximately $0.0001 per share, prior to the consummation of the Public Offering; (iii) “Private Placement Warrants " shall mean the Warrants to purchase up to 5,500,000 Ordinary Shares of the Company (or 6,062,500 Ordinary Shares if the over-allotment option is exercised in full) that are acquired by the Sponsor for an aggregate purchase price of $5,500,000 in the aggregate (or $6,062,500 if the over-allotment option is exercised in full), or $1.00 per Warrant, in a private placement that shall occur simultaneously with the consummation of the Public Offering; (iv) “Public Shareholders” shall mean the holders of securities issued in the Public Offering; (v) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering shall be deposited; and (vi) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

12. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

13. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and Insiders and their respective successors and assigns.

14. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

15. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

16. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods or (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by 24 months from the date of the Public Offering, provided further that paragraph 4 of this Letter Agreement shall survive such liquidation.

[Signature Page follows]

Sincerely,

GPIC, LTD.

		By:	/s/ Antonio Bonchristiano
		Name:	Antonio Bonchristiano
		Title:	Authorized Signatory

		By:	/s/ Antonio Bonchristiano
		Name:	Antonio Bonchristiano

		By:	/s/ Fersen Lambranho
		Name:	Fersen Lambranho

		By:	/s/ Jaime Szulc
		Name:	Jaime Szulc

		By:	/s/ Christopher Brotchie
		Name:	Christopher Brotchie

		By:	/s/ Fernando d’Ornellas Silva
		Name:	Fernando d'Ornellas Silva

GPIAC, LLC

		By:	/s/ Alvaro Lopes da Silva Neto
		Name:	Alvaro Lopes da Silva Neto
		Title:	Authorized Signatory

Acknowledged and Agreed:
GP Investments Acquisition Corp.

By:	/s/ Antonio Bonchristiano
Name:	Antonio Bonchristiano
Title:	Chief Executive Officer & Chief Financial Officer

[Signature Page to Insider Letter Agreement]